Exhibit 10.3

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(b)(10) of Regulation S-K. Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

FIRM TRANSPORTATION SERVICE AGREEMENT

THIS FIRM TRANSPORTATION SERVICE AGREEMENT (this “Agreement”) is dated the Approval Date but effective as of the Closing Date (the “Effective Date”) by and between SECO PIPELINE, LLC, a Delaware limited liability company (“Transporter”), and SN EF MAVERICK, LLC, a Delaware limited liability company (“Shipper”).  Transporter and Shipper may be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”  Capitalized terms used in the Agreement but not defined herein shall have the meanings given to them in Exhibit A.

WHEREAS, Transporter has pipeline facilities located wholly within the State of Texas, and is willing to receive and transport certain quantities of natural gas on a Firm basis and/or Interruptible basis, as applicable, on Transporter’s Seco Pipeline system located in LaSalle and Webb Counties, Texas, as further described on Exhibit B (“Transporter’s System”); and

WHEREAS, Transporter and Shipper desire to enter into an agreement providing for the transportation by Transporter of certain quantities of processed natural gas from Receipt Point(s) located in Texas to Delivery Point(s) located in Texas; and

WHEREAS, Transporter is agreeable to receiving, transporting and delivering such processed natural gas delivered by Shipper in accordance with the terms and conditions hereinafter set forth; and

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto mutually covenant and agree as follows:

ARTICLE I

SHIPPER’S GAS

1.1       Shipper’s Gas.

(a)        Subject to the terms and conditions of this Agreement, Shipper hereby commits and dedicates to Transporter for transportation on Transporter’s System all volumes of Residue Gas owned or Controlled by Shipper or its Affiliates (other than SN Catarina, LLC) that are produced from natural gas delivered to Shipper under the Comanche Gathering Agreement at the tailgate of the Raptor Plant (the “Dedicated Gas”).  Shipper shall deliver, or cause to be delivered, all Dedicated Gas to Transporter at the Receipt Point(s).  Shipper commits and dedicates to Transporter all of Shipper’s and its Affiliates (other than SN Catarina, LLC) right, title, and interests in and to the Dedicated Reserves, to support Shipper’s performance of its obligations provided for in this Section 1.1(a).

(b)        In addition to the Dedicated Gas, Shipper hereby agrees to use commercially reasonable efforts to deliver or cause to be delivered, hereunder to Transporter for transportation on Transporter’s System under this Agreement, all volumes of Residue Gas that are owned or Controlled by Shipper or its Affiliates (other than SN Catarina, LLC)  that are not Dedicated Gas but are received by Shipper or its Affiliates (other than SN Catarina, LLC) at the tailgate of the Raptor Plant (the “Additional Gas”, and together with the Dedicated Gas, “Shipper’s Gas”).

1.2       Receipt.

(a)        Subject to the terms and conditions of this Agreement, Transporter agrees to accept and receive, up to one hundred percent (100%) of the quantity of Shipper’s Gas tendered by Shipper or its designee each Day during the Term of this Agreement at the Receipt Point(s), not to exceed the greater of (i) the maximum Residue Gas capacity at the Raptor Plant or (ii) two hundred (200) MMBtu per Day (such greater amount, the “Maximum Daily Quantity”), and to transport for Shipper such quantity of Shipper’s Gas on Transporter’s System on a Firm basis.

(b)       Transporter agrees to use commercially reasonable efforts to, accept and receive, Shipper’s Gas tendered by Shipper or its designee in excess of the Maximum Daily Quantity, each Day during the Term of this Agreement at the Receipt Point(s), and to transport for Shipper such quantity of Shipper’s Gas on Transporter’s System on an Interruptible basis.

(c)        Transporter’s acceptance and receipt of Shipper’s Gas is expressly subject to the operational considerations and capacity constraints as set forth in Article VIII of this Agreement, and such Gas meeting the quality specifications as set forth in Article IV of Exhibit A.

1.3       Delivery.

(a)        During the Term of this Agreement, Transporter shall deliver and Shipper shall accept or cause to be accepted at the Delivery Point(s), a quantity of natural gas equivalent, on a MMBtu basis, to the sum of the quantities of Shipper’s Gas accepted and received by Transporter at the Receipt Point(s) for transportation hereunder in accordance with Section 1.1, less Shipper’s pro-rata share of actual fuel, including actual fuel equivalents, and losses incurred on Transporter’s System (“Shipper’s FL&U”). Shipper’s FL&U shall not exceed one percent (1%) of the volume of Residue Gas received by Transporter at the Receipt Point(s) each Month.

(b)        Notwithstanding anything to the contrary in this Agreement, Transporter has the right to commingle Shipper’s Residue Gas with other Gas or Residue Gas in Transporter’s System and to deliver Residue Gas at the Delivery Point(s) that is of the same or similar quality as that received at the Receipt Point(s), and the right to cease taking deliveries of Residue Gas so long as Transporter, in its sole opinion, determines that due to operations of Shipper, its agents, representatives, or contractors, a dangerous or unsafe condition exists. Upon Transporter’s giving notice of any such cessation and continuing until such condition is remedied to Transporter’s satisfaction, Transporter shall not be obligated to accept delivery of Shipper’s Gas.

1.4       Covenant Running with the Land; Assignment of Interests.  So long as this Agreement is in effect, the dedication and commitment with respect to the Dedicated Gas made by Shipper under this Agreement, along with the provisions of Section 1.1(a), is a covenant running with the land.  This Agreement, along with all renewals, extensions, amendments, and supplements, and all rights, title and interests contained herein, shall be binding upon and inure to the benefit of the Parties, and their successors and permitted assigns.  Any assignment, sale, transfer or conveyance by Shipper or its Affiliates (other than SN Catarina, LLC) of any interests in the Dedicated Reserves shall be subject to the dedication under this Agreement and Shipper shall require that the assignee of any such interests agree in writing to expressly ratify this Agreement and assume and discharge the duties and obligations of Shipper or its Affiliates (other than SN Catarina, LLC) under this Agreement with respect to such interests acquired from and assigned by Shipper; and such assigned interests shall be Dedicated Reserves. Any Person which shall succeed by purchase, merger or consolidation with Shipper or Transporter and their respective successors in interest shall be subject to the obligations of its predecessor under this Agreement.

1.5       Memorandum of Agreement.  Contemporaneously with the execution of this Agreement and from time to time during the Term, the Parties will execute, acknowledge, deliver and record a “short form” memorandum of this Agreement substantially in the form of Exhibit C (“Memorandum of Agreement”) identifying the Dedicated Reserves, which Shipper will file of record in the real property records of each county that contains Dedicated Reserves.  Notwithstanding the foregoing, Transporter shall also have the right to file and record such memorandum of this Agreement and any necessary supporting documents or instruments in the real property records of each county that contains Dedicated Reserves.

ARTICLE II

TRANSPORTATION SERVICES

2.1       Receipt Point(s).  The receipt point(s) at which Shipper shall tender Residue Gas to Transporter for transportation is described in Exhibit B to this Agreement (the “Receipt Point(s)”).  The delivery pressure and other pertinent factors applicable to the Receipt Point(s) are set forth in Exhibit B.

2.2       Delivery Point(s).  The delivery point(s) at which Transporter shall deliver hereunder is described in Exhibit B (the “Delivery Point(s)”).  The delivery pressure and other pertinent factors applicable to the Delivery Point(s) are set forth in Exhibit B.

2.3       Title.  Except as expressly provided for in this Agreement, title to Shipper’s Gas delivered to Transporter under this Agreement will remain with Shipper or Shipper’s customers at all times.

2.4       Substances Recovered in Pipeline.  All substances, whether or not of commercial value, including all liquid hydrocarbons of whatever nature, except substances expressly reserved for Shipper, that Transporter recovers in the course of transporting the quantities of Shipper’s Gas tendered hereunder will be Transporter’s sole property and Transporter will not be obligated to account to Shipper for any value, whether or not realized by Transporter, that may attach, or be said to attach, to such substances.

2.5       Residue Gas.  All references to Gas with respect to Transporter’s obligation to receive, transport, and/or deliver Gas hereunder shall be read as references to Residue Gas.

ARTICLE III

FEE(S)

3.1       Fee(s).  Upon the commencement of service hereunder, Shipper shall pay Transporter, for the transportation services rendered hereunder from the Receipt Point(s) to the Delivery Point(s), the fee(s) set forth in Exhibit B.

3.2       Annual Rate Escalation.  Effective on each anniversary of the Effective Date through the Term of this Agreement, the Transportation Fee set forth in Exhibit B and all other fees for services by Transporter in accordance with this Agreement shall be adjusted by the product of the rate then in effect multiplied by the percentage increase (if any) between the Consumer Price Index (All Urban Consumers (CPI-U); U.S. City Average; All items, 1982-1984 reference base), issued by the United States Department of Labor, Bureau of Labor Statistics (“BLS”) (the “CPI”) for January of the current year and the CPI for January of the immediately preceding year; provided that in no event shall the fees hereunder be increased by more than 3% from the fees in effect for the immediately preceding year, or decreased.  If the 1982-1984 reference base is no longer used as the standard reference base by BLS, then the standard reference base shall be that established from time to time by BLS as the replacement for the CPI.

ARTICLE IV

REGULATORY REQUIREMENTS

4.1       Regulatory Requirements.  The transportation arrangements provided for in this Agreement are subject to Texas Railroad Commission regulations, as amended from time to time.

ARTICLE V

TERM; TERMINATION

5.1       Term.  This Agreement will become effective as of the Effective Date, and will remain in full force and effect until March 31, 2033 (such period, “Primary Term”).  Unless otherwise terminated as provided in Section 5.2 of this Agreement or Section 9.2 of Exhibit A, upon the expiration of the Primary Term, this Agreement shall renew automatically for additional terms of one (1) year each thereafter (each, a “Renewal Term”) on the existing terms (including the then-existing rates), unless either Party elects to terminate this Agreement by written notice to the other Party no later than the date which is ninety (90) Days prior to the expiration of the Primary Term or any Renewal Term, as applicable.  The period of time that this Agreement remains in effect pursuant to this Section 5.1 is referred to as the “Term”.

5.2       Early Terminations.

(a)        If a Party is in Default, the non-defaulting Party may, in addition and without prejudice to any other remedies such non-defaulting Party may have under this Agreement or at law or in equity, suspend all performance under this Agreement or terminate this Agreement, in each case upon ten (10) Days’ prior written notice.

(b)        The following shall constitute events of “Default” under this Agreement:

(i)         if a Party fails to pay any amount due to the other Party when the same is due, and such Party’s account remains delinquent beyond a twenty (20) Day period after written notice of failure to pay has been delivered to such Party, exclusive of any amounts subject to a good faith dispute pursuant to Section 5.3 of Exhibit A;

(ii)       if a Party experiences an Insolvency Event; or

(iii)      if such Party is in material breach of this Agreement (other than for failure to pay amounts due, which is addressed in clause (i) above), and that breach is not cured within forty-five (45) Days after receipt by such Party of written notice from the other Party asserting such breach.

5.3       Effect of Termination.  Termination of this Agreement will not (i) relieve either Party of its respective obligation to correct any volume imbalances hereunder occurring prior to the termination, or (ii) relieve either Party of the obligation, if any, to pay monies due prior to or as of the termination of this Agreement to the other Party.

ARTICLE VI

NOTICES

6.1      Notices.  Any formal notice, request or demand that either Party gives to the other respecting this Agreement must be in writing and must be mailed by registered or certified mail or delivered in hand to the following address of the other Party or to such other address as a Party shall designate by formal written notice.

If to Shipper:	If to Transporter:

SN EF Maverick, LLC	Seco Pipeline, LLC
Attn: General Counsel	c/o Sanchez Midstream Partners LP
Pennzoil Place	1360 Post Oak Blvd, Suite 2400
700 Milam St., Suite 600	Houston, TX 77056
Houston, Texas 77002	Attn: Chief Financial Officer
Phone: (713) 756 - 2700	Email: cward@sanchezmidstream.com

6.2      Routine and Operating Communications.  Routine communications should be provided by electronic means, whether via email or facsimile.  Operating communications by telephone, facsimile or other mutually agreeable means will be considered as duly delivered with subsequent written confirmation.

ARTICLE VII

NOMINATIONS

7.1      Nominations.  Shipper shall submit to Transporter nominations for transportation service hereunder at least five (5) days prior to the beginning of each Month.  Nominations shall detail the specific Receipt Point(s) and Delivery Point(s) for that volume.  Shipper may submit any daily changes to such nomination by 10:00 a.m. Central Time on the Day immediately before the Day on which Shipper’s Gas is desired to flow from time to time.

7.2      Imbalances.  Shipper is responsible for Monthly nominations into pipelines downstream of the Delivery Point(s); and for reconciliation of daily and Monthly gas imbalances with such downstream pipelines.  Shipper shall use reasonable efforts to minimize these imbalances and agrees to make nomination adjustments to both achieve a minimal imbalance at the end of each Month and resolve any existing imbalances in the following Month or as soon as practicable.

7.3      Nomination Changes.  Transporter or Shipper shall notify the other Party (except if due to an event of Force Majeure) by written notice (which can be by fax or email) and make allowable intra-day changes consistent with industry standards.

ARTICLE VIII

OTHER OPERATING PROVISIONS

8.1      Disruptions to Firm Services.  Shipper’s Gas entitled to Firm services under this Agreement may be, from time to time, interrupted, curtailed, or disrupted (herein, a “Disruption”) to the extent reasonably necessary (as determined by Transporter acting in its reasonable discretion) for any of the following reasons:  (i) safe operation of the Transporter’s System, (ii) an ongoing event of Force Majeure affecting Transporter, (iii) subject to the Transporter’s compliance with the other terms and conditions of this Agreement, the inability of a Receipt Point to receive Shipper’s Gas, and (iv) upon reasonable advance notice of at least thirty (30) days’ to Shipper for scheduled maintenance, expansions or modifications of Transporter’s System from time to time, provided that with respect to item (iv) Transporter will reasonably cooperate with Shipper to minimize adverse effects due to such work.  In the event of a Disruption, Transporter will give Shipper prompt notice with reasonable detail of the reason for the Disruption and a good faith estimate of the duration and extent of such Disruption.  In such event Transporter shall not be in breach or default of its obligations under this Agreement and shall have no liability to Shipper in connection with or resulting from any such curtailment.  When Transporter reestablishes the Firm service as to such volumes of Shipper’s Gas interrupted or curtailed by a Disruption, Transporter shall give Shipper notice thereof and Shipper shall resume deliveries to Shipper of the affected volumes.  For the avoidance of doubt, services provided by Transporter hereunder on an Interruptible basis may be interrupted, curtailed, disrupted or discontinued at any time at the sole discretion of Transporter, for no reason or any reason, including, without limitation, any Disruption set forth in this Section 8.1.

When Transporter reestablishes the Firm service as to such volumes of Shipper’s Gas interrupted or curtailed by a Disruption, Transporter shall give Shipper notice thereof and Shipper shall resume deliveries to Shipper of the affected volumes.  For the avoidance of doubt, services provided by Transporter hereunder on an Interruptible basis may be interrupted, curtailed, disrupted or discontinued at any time at the sole discretion of Transporter, for no reason or any reason, including, without limitation, any Disruption set forth in this Section 8.1.

(a)        Temporary Disruption.  To the extent Transporter does not accept any portion of Shipper’s Gas, such rejected Gas (the “Subject Gas”) shall be immediately temporarily released from the dedication hereunder and Shipper may enter into short term interruptible arrangements with third parties for the transportation of such Subject Gas (“Temporary Arrangements”); provided that Shipper must again deliver such Subject Gas to Transporter at the Receipt Points on the first (1st) Day of the Month immediately following after Shipper receives notice from Transporter that Transporter is able to accept the Subject Gas.  Any of Shipper’s Gas temporarily released from this Agreement shall not be Dedicated Gas hereunder; provided, however, that such Residue Gas shall become Dedicated Gas again at the conclusion of a temporary disruption.  In such event Transporter shall not be in breach or default of its obligations under this Agreement and shall have no liability to Shipper in connection with or resulting from such Temporary Disruption.

(b)        Permanent Disruption.  If, for any reason, excluding an event of Force Majeure, Transporter does not accept any portion of Shipper’s Gas up to the Maximum Daily Quantity (such portion not accepted, the “Disruption Volumes”) for more than one hundred fifty (150) Days out of any two hundred ten (210) Day period (“Permanent Disruption”), then the Disruption Volumes shall be permanently released from the dedication hereunder.  Shipper, in its sole discretion, may enter into any alternative arrangements for the transportation of the Disruption Volumes.  For the avoidance of doubt, this Section 8.1(b) shall not apply to any failure of Transporter to accept any portion of Shipper’s Gas due to any action or inaction of Shipper.

8.2       Capacity Curtailment.

(a)        Notwithstanding anything to the contrary in this Agreement, Transporter’s acceptance and receipt of Shipper’s Gas that is nominated and tendered by Shipper in accordance with this Agreement is subject to the physical capacity constraints on Transporter’s System.  If, on any Day, Transporter determines that the physical capacity of Transporter’s System, or any portion thereof, is insufficient to serve all requests from its customers (including Shipper) for any reason, including without limitation any Disruptions, then Transporter has the right to schedule transportation in accordance with this Section 8.2 until all available capacity is allocated.

(b)        Capacity on the Transporter’s System shall be curtailed and allocated among applicable customers in accordance with the following:

(i)         First, Transporter shall curtail all Gas received on an Interruptible basis (including all of Shipper’s Gas exceeding the Maximum Daily Quantity) prior to curtailing Gas received on a Firm basis.  If Transporter curtails Gas received on an Interruptible basis, Transporter shall allocate the capacity of Transporter’s System available to Interruptible customers among such Interruptible customers, on a pro rata basis, based upon each such customer’s request of capacity to the total capacity of Transporter’s System available to Interruptible customers.

(ii)       Second, if additional curtailments are required beyond clause 8.2(b)(i) above, Transporter shall curtail Gas received on a Firm basis (including Shipper’s Gas up to the Maximum Daily Quantity).  If Transporter curtails Gas received on a Firm basis (including Shipper’s Gas up to the Maximum Daily Quantity), Transporter shall allocate the capacity of Transporter’s System available to customers with Firm reserved capacity (including Shipper) on a pro rata basis based upon each such customer’s ratio of its reserved capacity to the total reserved capacity on Transporter’s System.  For the purposes of this Agreement, Customer’s reserved capacity shall be the Maximum Daily Quantity.

ARTICLE IX

MISCELLANEOUS

9.1       Governing Law.  This Agreement will be interpreted, construed, and governed by the laws of the State of Texas, without reference to conflicts of law principles thereof that might apply the laws of another jurisdiction.

9.2       Dispute Resolution.

(a)        The Parties desire to resolve any disputes related to this Agreement that may arise by mutual agreement, if possible.  All disputes arising out of or relating to this Agreement that are not resolved by mutual agreement of the Parties shall be resolved using the provisions of this Section 9.2.

(b)        If a dispute or disputes arise out of or relating to this Agreement, a Party shall give notice of the dispute(s) to the other Party, and each Party will appoint an employee to negotiate with the other Party concerning the dispute(s).  If the dispute(s) have not been resolved by negotiation within thirty (30) Days of the initial dispute notice, the dispute(s) shall be exclusively and finally resolved by binding arbitration in Houston, Texas in accordance with the then current Rules for Non-Administered Arbitration of the International Institute for Conflict Prevention and Resolution (“Rules”) and this Section 9.2.

(c)        The arbitration shall be governed by the Rules, to the exclusion of any provision of state law inconsistent with them.  The arbitration shall be initiated by a Party seeking arbitration by notice transmitted to the other Party or Parties to be involved.

(d)        The Parties shall select one disinterested arbitrator with at least 10 years’ experience in the midstream oil and gas industry and ten (10) years’ experience with oil and gas law, and not previously employed by either Party or its Affiliates, and, if possible, shall be selected by agreement between the Parties.  If the Parties cannot select an arbitrator by agreement within fifteen (15) Days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules.

(e)        If the dispute(s) involves an amount greater than $150,000, the dispute(s) will be decided by a panel of three arbitrators with the above qualifications, one selected by each Party, and the third selected by the Party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules.

(f)        The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the State of Texas.

(g)        If arbitration is necessary to resolve a dispute, the arbitral tribunal is authorized to award costs and reasonable attorneys’ fees or allocate them between the Parties, and the costs of the arbitration proceedings, including reasonable attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(h)        The decision of the arbitrator(s) shall be final and binding on both Parties and shall set forth the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

9.3       Entire Agreement.  The Exhibits attached hereto are hereby incorporated by reference as part of this Agreement.  This Agreement (including the Exhibits referenced in and attached to this Agreement) and the Memorandum of Agreement contain the entire agreement of Parties with respect to the matters addressed herein and therein, and supersede all prior negotiations, representations, understandings, agreements, contracts (whether oral or written) by and between Transporter and Shipper with respect to the subject matter herein.  This Agreement and the Memorandum of Agreement will be amended only by an instrument in writing signed by both Parties.  The Parties acknowledge that this Agreement and the Memorandum of Agreement will be deemed and considered for all purposes as prepared through the joint efforts of the Parties and will not be construed against a Party as a result of the preparation, submittal, negotiation or drafting thereof.  Exhibit A and the General Terms and Conditions are hereby incorporate by reference as part of this Agreement.

9.4       Mutual Waiver of Certain Remedies.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, OTHER THAN REASONABLE ATTORNEYS’ FEES AND COURT COSTS, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, ANY SUCCESSORS IN INTEREST OR ANY BENEFICIARY OR ASSIGNEE OF THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR PUNITIVE DAMAGES, OR FOR LOST OR DELAYED PRODUCTION OR LOST BUSINESS OPPORTUNITY, OR FOR BUSINESS LOSSES OR FOR ECONOMIC LOSSES OF THE OTHER PARTY ARISING OUT OF THIS AGREEMENT OR ANY BREACH HEREOF.  THIS SECTION 9.4 WILL APPLY NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, OR OTHER FAULT OR RESPONSIBILITY OF THE PARTY WHOSE LIABILITY IS WAIVED BY THIS PROVISION, OR ANY OTHER EVENT OR CONDITION, WHETHER ANTICIPATED OR UNANTICIPATED, AND REGARDLESS OF WHETHER PRE-EXISTING PRIOR TO THE DATE OF THIS AGREEMENT.

9.5       Shippers’ Representative.

(a)        To the extent that Shipper is appointed as the representative of a Comanche Shipper pursuant to a Ratification Agreement, Transporter agrees that Shipper is such  Comanche Shipper’s  representative (collectively, the “Shippers’ Representative”) with respect to all matters arising under this Agreement.

(i)         Transporter may act, and shall be fully protected in acting, in reliance upon any and all acts and things done and performed by or agreements made with respect to all matters dealt with herein by Shippers’ Representative on behalf of each Person included within the definition of Shipper or Comanche Shipper as fully and with the same effect as though each such

Person had done, performed, made or executed the same.  Shipper hereby indemnifies Transporter against and holds Transporter harmless from any and all damages arising out of or in any way related to Transporter’s reliance upon the foregoing sentence.

(ii)       Shipper may change Shippers’ Representative designated above, or designate a new Shippers’ Representative from time to time by delivery of written notice of change and designation to Transporter

(iii)      Shippers’ Representative so designated shall have and may exercise all power and authority therein granted with like effect as though originally named as the Shippers’ Representative.

(b)        Notwithstanding the terms of Section 9.5(a) above, the obligations of each Comanche Shipper shall be several and not joint to the extent of the Shipper’s Share, as set forth in the Ratification Agreement.

(c)        Transporter agrees that, without prejudice to any other rights it may have in respect of any Default by Shipper, Transporter will not suspend performance under, take any enforcement action or exercise any remedy in respect of, or otherwise terminate, this Agreement due to any default by Shipper that is capable of being cured by the Comanche Shippers without first notifying each Comanche Shipper in writing of the nature and details of such default with reasonable specificity and providing each Comanche Shipper thirty (30) days (or in the case of a payment default, fifteen (15) days) following such Comanche Shipper’s receipt of such notice to cure such default to the extent arising out of or attributable to its Shipper’s Share (as defined in the applicable Ratification Agreement) of such responsibilities and obligations.  If a Comanche Shipper cures the default within such thirty (30) day (or in the case of a payment default, fifteen (15) day) period in accordance with the terms of this Agreement, then as to such Comanche Shipper, the default will be deemed cured in accordance with this Agreement and Shipper and Transporter will not have any further right against such Comanche Shipper (to the extent arising due to the cured default) to suspend performance under, take any enforcement action or exercise any remedy in respect of, or otherwise terminate, this Agreement with respect to such Comanche Shipper.  For clarity, Transporter may provide the notice required by this paragraph to the Comanche Shippers concurrently with or after notices provided to Shipper under Section 6.1.

[Signature Page Follows.]

The Parties have executed this Agreement as of the Effective Date.

SHIPPER:		TRANSPORTER:

SN EF MAVERICK, LLC		SECO PIPELINE, LLC

By:	/s/ Mohsin Meghji	By:	/s/ Gerald F. Willinger
Name:	Mohsin Meghji	Name:	Gerald F. Willinger
Title:	Chief Restructuring Officer	Title:	Chief Executive Officer

[Signature Page to Firm Transportation Service Agreement (Comanche)]

EXHIBIT A

GENERAL TERMS AND CONDITIONS

ARTICLE I

DEFINITIONS

Except in those certain instances where the context states another meaning, the following terms when used in the Agreement and all Exhibits thereto have the meaning stated:

1.1       “Additional Gas” shall have the meaning set forth in Section 1.1(b) of the Agreement.

1.2       “Affiliate” shall mean when used with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  As used herein, “control” means possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise; provided, however, that solely having the power to act as the operator of a Person’s day-to-day commercial operations, without otherwise having the direct or indirect power to direct or cause the direction of the management and policies of such Person, shall not satisfy the foregoing definition of “control”. Notwithstanding anything to the contrary herein, in no event shall Transporter or any of its subsidiaries be deemed to be an Affiliate of Shipper or any of its subsidiaries.

1.3       “Approval Date” means the date on which the Bankruptcy Court enters the Approval Order.

1.4       “Approval Order” means an order of the Bankruptcy Court reasonably acceptable to the parties to the Settlement Agreement, entered pursuant to Rule 9019 of the Federal Rules of Bankruptcy Procedure, approving the Settlement Agreement, which order has not been reversed, vacated or stayed.

1.5       “Assumed Obligations” shall have the meaning set forth in Section 10.2 of this Exhibit A.

1.6       “Bankruptcy Cases” means the chapter 11 cases of the Debtors pending before the Bankruptcy Court, styled In re Sanchez Energy Corporation, et al., Case No. 19-34508 (MI) (Bankr. S.D. Tex.) (Jointly Administered).

1.7       “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas.

1.8       “BLS” shall have the meaning set forth in Section 3.2 of the Agreement.

1.9       “Btu” shall mean British thermal unit.

1.10     “Closing Date” means the date the Closing Notice is executed and filed with the Bankruptcy Court.

Exhibit A-1

1.11     “Closing Notice” means a notice of the occurrence of Closing (as defined in the Settlement Agreement and attached thereto as Exhibit G).

1.12     “Comanche Gathering Agreement” shall mean that certain Firm Gas Gathering, Processing and Purchase Agreement, dated effective as of April 1, 2018, by and between Shipper and Carnero G&P LLC, a Delaware limited liability company, as amended by that certain Amendment to certain Firm Gas Gathering, Processing and Purchase Agreement, dated effective as of April 1 2018, and as the same may be further amended from time to time.

1.13     “Comanche Shippers” means (i) Producer and (ii) each of SN EF UnSub, LP, Eagle Ford TX LP, Venado EF L.P., Gavilan Resources, LLC, Mitsui E&P Texas LP and their respective Affiliates, successors and assigns that delivers Gas to Transporter from the Dedicated Reserves under one or more Ratification Agreements.

1.14     “Control” (including its derivatives and similar terms) means (a) with respect to any Person, possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of any such relevant Person by ownership of voting interest, by contract or otherwise; provided, however, that solely having the power to act as the operator of a Person’s day-to-day commercial operations, without otherwise having the direct or indirect power to direct or cause the direction of the management and policies of such Person, shall not satisfy the foregoing definition of “Control” and (b) with respect to any Gas, such Gas with respect to which Shipper has the contractual right or obligation (pursuant to a marketing, gathering, transportation, processing, agency, operating, unit or similar agreement) to market, gather, transport or process such Gas and Shipper elects or is obligated to market, gather, transport or process such Gas.

1.15     “CPI” shall have the meaning set forth in Section 3.2 of the Agreement.

1.16     “Day” shall mean the period of twenty-four (24) consecutive hours beginning at 9:00 a.m. Central Time on any calendar day and ending at 9:00 a.m. Central Time on the calendar day immediately following.

1.17     “Debtors” means, collectively, prior to the Effective Date, Sanchez Energy Corporation and each of its direct and indirect subsidiaries that are debtors and debtors-in-possession in the Bankruptcy Cases, including SN EF Maverick, LLC and SN Catarina, LLC, and, after the Effective Date, such entities as reorganized pursuant to the Plan.

1.18     “Dedicated Gas” shall have the meaning set forth in Section 1.1(a) of the Agreement.

1.19     “Dedicated Reserves” shall mean the interest of Shipper in all Gas reserves in and under, and all Gas owned or Controlled by Shipper or which Shipper produced or delivered from lands within the area described on Exhibit D of the Comanche Gathering Agreement, whether now owned or hereafter acquired, and any and all additional right, title, interest, or claim of every kind and character of Shipper or its Affiliates in land within the area described on Exhibit D of the Comanche Gathering Agreement, and Gas production therefrom, and all interests in any wells, whether now existing or drilled hereafter, on, or completed on, lands within the area described on Exhibit D of the Comanche Gathering Agreement.

Exhibit A-2

1.20     “Default” shall have the meaning set forth in Section 5.2(b) of the Agreement.

1.21     “Disruption” or “Disruptions” shall have the meaning set forth in Section 8.1 of the Agreement.

1.22     “Firm” shall mean service on Transporter’s System that may not be curtailed, interrupted or discontinued, subject, however, to the Disruptions set forth in Article VIII of the Agreement.

1.23     “Gas” shall mean natural gas produced from gas wells and gas produced in association with oil (casinghead gas).

1.24     “Governmental Authority” shall mean any legislature, court, tribunal, arbitrator or arbitral body, authority, agency, commission, division, board, bureau, branch, official or other instrumentality of the U.S., or any domestic state, county, city, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental or non-governmental body exercising similar powers of authority.

1.25     “Heating Value” shall mean the gross number of British thermal units (Btu’s) which would be contained in the volume of one (1) cubic foot of gas at a temperature of sixty degrees (60°) Fahrenheit, when saturated with water vapor and under a pressure of fourteen and seventy-three hundredths (14.73) pounds per square inch absolute and adjusted to reflect the actual water vapor content of the gas delivered; however, if the water vapor content is seven (7) pounds per million cubic feet or less, the gas shall be deemed dry.

1.26     “Insolvency Event” shall mean, with respect to any Person, such Person (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes or has instituted against it, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or a regulator, supervisor or similar official, in each case which is not dismissed, discharged, stayed or restrained in each case within fifteen (15) Days of the institution or presentation thereof; (v) has a resolution passed for its winding-up, dissolution or liquidation (other than pursuant to a consolidation, amalgamation or merger); (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within fifteen (15) days thereafter; (viii) causes or is subject to any event with respect to it that, under applicable law, has an analogous effect to any of the events specified in clauses (i) to (vii) above (inclusive); or (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Exhibit A-3

1.27     “Interruptible” shall mean service on Transporter’s System that may be curtailed, interrupted or discontinued at any time, at the sole discretion of Transporter, for any reason or no reason, without liability, obligation or penalty of any kind.

1.28     Maximum Daily Quantity” shall have the meaning set forth in Section 1.2(a) of the Agreement.

1.29     “Mcf” shall mean One thousand (1,000) cubic feet.

1.30     “Memorandum of Agreement” shall have the meaning set forth in Section 1.5 of the Agreement.

1.31     “MMBtu” shall mean one million (1,000,000) Btu.

1.32     “Month” shall mean the period beginning at 9:00 a.m. Central Time on the first day of a calendar month and ending at 9:00 a.m. Central Time on the first day of the calendar month immediately following, except that the first month shall begin on the date of initial deliveries of natural gas hereunder and shall end at 9:00 a.m. Central Time on the first day of the calendar month immediately following.

1.33     “Permanent Disruption” shall have the meaning set forth in Section 8.1(b).

1.34     “Person” shall include any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or Governmental Authority.

1.35     “Plan” means the Second Amended Joint Chapter 11 Plan of Reorganization of Sanchez Energy Corporation and its Debtor Affiliates, dated as of April 30, 2020 [DKT. #1205], as amended or modified from time to time.

1.36     “Primary Term” shall have the meaning set forth in Section 5.1 of the Agreement.

1.37     “psia” shall mean pounds per square inch absolute.

1.38     “psig” shall mean pounds per square inch gauge.

1.39     “Raptor Plant” shall mean that certain Raptor gas processing plant owned by Carnero G&P LLC in LaSalle County, Texas.

1.40     “Ratification Agreement” shall mean an agreement executed by a Comanche Shipper ratifying or otherwise committing such Comanche Shipper to the performance of this Agreement, and on terms mutually agreeable to Transporter and the applicable Comanche Shipper.

1.41     “Renewal Term” shall have the meaning set forth in Section 5.1 of the Agreement.

1.42     “Residue Gas” shall mean the gaseous portion of Gas that remains after the extraction and/or removal therefrom of liquefiable hydrocarbons or other constituents, shrinkage,

Exhibit A-4

fuel gas used to operate the processing facilities, and flare, vented and/or or lost and unaccounted for gas that may be incurred in the operation of the processing facilities.

1.43     “Rules” shall have the meaning set forth in Section 9.2(b) of the Agreement.

1.44     “Settlement Agreement” means that certain Settlement Agreement, dated as of June 6, 2020, by and among the Debtors, Catarina Midstream LLC, Carnero G&P LLC, Seco Pipeline, LLC, Sanchez Midstream Partners, LP and TPL SouthTex Processing Company LP.

1.45     “Shipper’s FL&U” shall have the meaning set forth in Section 1.3(a) of the Agreement.

1.46     “Shipper’s Gas” shall have the meaning set forth in Section 1.1 of the Agreement.

1.47     “Subject Gas” shall have the meaning set forth in Section 8.1(a) of the Agreement.

1.48     “Temporary Arrangements” shall have the meaning set forth in Section 8.1(a).

1.49     “Term” shall have the meaning set forth in Section 5.1 of the Agreement.

ARTICLE II

MEASUREMENT AND TESTS

The measurement and tests for quality of Gas delivered hereunder will be governed by the following:

2.1       The volume will be measured by meters installed, maintained and operated by or on behalf of Transporter. Computations shall be made in accordance with industry practice.

2.2       For the purpose of measurement, and meter calibration, the atmospheric (Barometric) pressure will be in accordance with AGA Report No. 3/API 14.3, as it is now and from time to time may be revised.

2.3       The unit of volume for purposes of measurement will be one (1) cubic foot of gas at a temperature base of sixty degrees (60°) Fahrenheit and at a pressure base of fourteen and seventy-three hundredths (14.73) psia.

2.4       The temperature will be adjusted to standard conditions by a compensation device included with the meter. Corrections will be made in accordance with industry practice.

2.5       Specific gravity will be determined with accuracy to the nearest one-thousandth by taking samples of the Gas at the Receipt Point(s) at such times as may be determined to be necessary in practice by the use of an instrument commonly used and accepted in the industry.

2.6       Tests for carbon dioxide, sulfur, and hydrogen sulfide content of the Gas delivered hereunder will be made by approved standard methods from time to time as requested by either Party, but not more often than once each Month.

Exhibit A-5

2.7       All measuring equipment, housing devices, and materials shall be of standard manufacture and will, with all related equipment, appliances and buildings, be installed, maintained, and furnished by Transporter or its designee at Transporter’s expense. Shipper may install and operate checkmeasuring equipment, which will not interfere with the use of Transporter’s equipment. All testing equipment shall be of standard manufacture and will be maintained, operated and furnished by Transporter or its designee at Transporter’s expense.

2.8       The accuracy of Transporter’s measuring and testing equipment will be verified by Transporter at necessary intervals, to ensure accurate measurement. Tests for quality of the Gas may be made at the time of equipment testing, or at other times, as deemed necessary by Transporter. Notice of the time and nature of each test shall be provided to Shipper sufficiently in advance to permit Shipper to have a representative present. Measuring and testing equipment will be tested by reasonable means and methods in the presence of representatives of both Shipper and Transporter, if present. If Shipper fails to have a representative present after proper notice, the results of such tests will be provided to Shipper and will nevertheless be considered accurate until the next test. All tests will be made at Transporter’s expense, except that Shipper will bear the expense of tests made at its request, if the inaccuracy found is one percent (1%) or less.

2.9       If at any time any of the measuring or testing equipment is found to be out of service, or registering inaccurately in any percentage, it will be adjusted at once to read accurately within the limits prescribed by the manufacturer. If any measuring equipment shall be found to be inaccurate by an amount exceeding one percent (1%) at a reading corresponding to the average hourly rate of flow for the period since the last preceding test, the previous reading of such equipment will be disregarded for any period definitely known or agreed upon or if not so known or agreed upon for a period of sixteen (16) Days or one-half (1/2) of the elapsed time since the last test, whichever is shorter. The volume of Gas delivered during such period will be estimated by:

(a)        using the data recorded by any check-measuring equipment if installed and accurately registering; or

(b)       if the check measuring equipment is not installed or registering accurately by correcting the error if the percentage of error is ascertainable by calibration test or mathematical calculation; or

(c)        if neither such method is feasible, by estimating the quantity, or quality, delivered based upon deliveries under similar conditions during a period when the equipment was registering accurately; and

provided, that, no corrections will be made for recorded inaccuracies of two percent (2%) or less.

2.10     Shipper and Transporter will have the right to inspect equipment installed or furnished by the other, and the charts and other measurement or testing data of the other, at all times during business hours, but the reading, calibration and adjustment of such equipment and changing of charts will be done only by the Party owning such equipment. Each Party will preserve all original test data, charts and other similar records in such Party’s possession for a period of at least two (2) years.

Exhibit A-6

ARTICLE III

DELIVERY PRESSURE AND COMPRESSION

3.1       All Gas delivered by or for the account of Shipper to Transporter hereunder must be delivered at pressures as may be needed to enter Transporter’s System against the working pressures maintained therein from time to time, but not to exceed the pressure required to sustain the redelivery pressure specified in Section 3.2 below or the maximum pressure set forth on Exhibit B of the Agreement.

3.2      All Gas delivered by Transporter to Shipper or Shipper’s designee hereunder must be delivered at pressures sufficient to enter Shipper’s or Shipper’s designee’s facilities against a working pressure maintained therein from time to time.

3.3      Notwithstanding the other provisions of the Agreement, neither Transporter nor Shipper shall be required to provide compression to effectuate the delivery or redelivery of gas pursuant in this Agreement.

ARTICLE IV

QUALITY

4.1       All Gas delivered to Transporter at the Receipt Point under this Agreement will comply with the following specifications:

(a)        Water Vapor:  The Gas will not have a water vapor content in excess of seven (7) pounds per Mcf of Gas.

(b)       Hydrogen Sulfide:  Subject to provisions of Section 4.1(h) hereof, the Gas will not contain more than one-quarter (1/4) grain of hydrogen sulfide per one hundred (100) cubic feet of Gas, as determined by quantitative tests.

(c)       Total Sulfur:  Subject to provisions of Section 4.1(h) hereof, the Gas will not contain more than five (5) grains of total sulfur per one hundred (100) cubic feet of Gas, as determined by quantitative tests.

(d)        Temperature:  The Gas will not have a temperature less than forty (40) degrees Fahrenheit or more than one hundred twenty (120) degrees Fahrenheit.

(e)        Carbon Dioxide:  Subject to provisions of Section 4.1(h) hereof, the Gas will not contain more than two percent (2%) by volume of carbon dioxide.

(f)        Oxygen:  Subject to provisions of Section 4.1(h) hereof, the Gas will not contain more than ten (10) parts per million of oxygen by volume.

(g)        Nitrogen:  Subject to provisions of Section 4.1(h) hereof, the Gas will not contain more than two percent (2%) by volume of nitrogen.

(h)        Non-hydrocarbons:  Notwithstanding the foregoing provisions of this Section 4.1 to the contrary, the Gas will not contain more than three percent (3%) by volume

Exhibit A-7

of total nonhydrocarbons, which will include, but not be limited to, water hydrogen sulfide, sulfur, carbon dioxide, oxygen and nitrogen.

(i)        Objectionable Liquids and Solids and Dilution:  The Gas will be free of objectionable liquids and solids, will not contain any hydrocarbons which might condense to free liquids in the pipeline under normal pipeline conditions and will be commercially free from dust, gums, gum-forming constituents, and other liquids or solid matter which might become separated from the Gas in the course of transportation through pipelines.

(j)        Gross Heating Value:  The gas will contain a Gross Heating Value of at least nine hundred fifty (950) Btu per cubic foot, but not greater than one thousand and fifty (1050) Btu per cubic foot. The Gross Heating Value will be the number of Btus produced by the complete combustion of a cubic foot of Gas (excluding hydrogen sulfide) at a temperature base of sixty degrees (60°) Fahrenheit and a pressure base of fourteen and seventy-three hundredths (14.73) psia. Heating values shall be expressed in Btu per cubic foot and may be determined by calorimeter, calculation from compositional analysis or other acceptable industry practices and shall reflect the actual condition of the Gas on delivery as adjusted for pressure, water content, and compressibility unless otherwise prescribed by statute. For the purposes of making Btu calculations, the gas shall be considered saturated at the delivery conditions of pressure and temperature.

4.2       Provided that all Gas delivered by Shipper to Transporter at a Receipt Point meets all quality specifications as provided above, the Gas delivered by Transporter at the Delivery Point will meet the same quality specifications. If the quality specifications of the receiving pipeline at the Delivery Point are modified to include additional specifications or become more stringent than those in place as of the Effective Date, the quality specifications above will automatically be amended to include the additional or more stringent quality specifications, and Transporter will not be required to accept at the Receipt Point or deliver at the Delivery Point any Gas tendered by Shipper for transportation under this Agreement until Shipper conforms the Gas to such specifications. Upon mutual agreement, Transporter may conform Gas to meet the more stringent specifications of the receiving pipeline and charge a mutually agreeable fee for doing so.

4.3       If the Gas delivered at any Receipt Point fails to meet any of the quality specifications stated above, then Transporter will notify Shipper, and Shipper will make a diligent effort to correct the situation. Transporter will have the right to refuse to accept such Gas for so long as Shipper is unable to deliver Gas conforming to such specifications.

ARTICLE V

PAYMENTS

5.1       After delivery of Gas has commenced, Transporter shall, on or before the 25th day of each Month, render to Shipper a statement showing the quantity of Gas delivered by Transporter to Shipper at the Delivery Point(s) and the amount owed Transporter for such deliveries during the Month preceding such notice. Shipper shall pay Transporter the amount so billed after the delivery of the statement by Transporter on or before the later of (i) the last day of the Month the statement

Exhibit A-8

was received by Shipper, or (ii) ten (10) days after the statement was received by Shipper. All amounts due Transporter from Shipper, including penalties, are payable at the address of Transporter shown in Article VI of the Agreement.

5.2       If Shipper fails to pay any amount due Transporter when the same is due, interest thereon will accrue from, but excluding, the due date to, and including, the date payment thereof is actually made at the lesser of:  (i) the maximum legal rate of interest permitted by applicable law, or (ii) the Prime Rate, plus 2%, computed on an annualized basis and compounded monthly. For purposes of this Section 5.2, the term “Prime Rate” means the prime rate as published in the Wall Street Journal, or any successor thereto, on the first date of publication for the calendar month in which payment is due. Transporter will render a late payment charge invoice and Shipper will make payment therefor within ten Days of the date of such invoice.

5.3       If any invoice is disputed by Shipper, Shipper will pay the undisputed amounts and will, within ten days from the date of Transporter’s invoice, give Transporter written notification setting forth the disputed amount and the basis therefor. Shipper and Transporter will use reasonable diligence to resolve disputed amounts within thirty (30) days following written notification. If the undisputed amount is not paid when due, the undisputed amount will be subject to late payment charges as described above. Any disputed amount that later is determined to be due to Transporter will be subject to late payment charges from the original due date.

5.4       Each Party has the right at any and all reasonable times to examine the books and records of the other, to the extent necessary to verify the accuracy of any statement, charge, computation or demand made under this Agreement.

ARTICLE VI

TAXES

6.1       Transporter shall pay or cause to be paid the taxes lawfully levied on Transporter, or otherwise to be borne contractually by Transporter and applicable to the Gas delivered hereunder prior to its delivery to Shipper or Shipper’s designee at the Delivery Point(s). Shipper shall pay all taxes lawfully levied on Shipper applicable to such Gas after delivery to Shipper or Shipper’s designee or otherwise to be borne contractually by Shipper under the terms of the Agreement.

ARTICLE VII

WARRANTY OF TITLE

7.1       Shipper warrants title to all Gas delivered by it, that it has the right to same, and that such Gas is free from liens and adverse claims of every kind. Shipper shall pay or cause to be paid all sums due on the gathering or handling of the Gas delivered by Transporter. Shipper shall indemnify and save Transporter harmless from and against all taxes, payments, liens or other charges applicable to said Gas arising prior to its delivery to Transporter or Transporter’s designee.

Exhibit A-9

ARTICLE VIII

FORCE MAJEURE

8.1       Except for Shipper’s obligations to make payments hereunder, neither Party will be liable for any failure to perform the terms of the Agreement when such failure is due to Force Majeure. The term “Force Majeure” as employed in this Agreement shall mean acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers or people, interruptions or terminations by or as a result of government or court action or orders, or present and future valid orders of any regulatory body having jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure or delay in securing labor or materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storm, floods, washouts, explosions, breakage or freezing of pipelines (so long as such breakage is not directly caused by Transporter), inability to obtain easement or rights-of-way, allocation or curtailment by third parties of downstream capacity, constraints on or physical disruptions to transportation downstream of and directly connected to Shipper’s or Transporter’s facilities used herein, refusal or other failure to accept Gas by Persons downstream of Transporter’s facilities that are directly connected to Transporter’s System or to any Delivery Point, the making of repairs or alterations to lines of pipe or plants, partial or entire failure of gas supply, failure or inability or any other cause, whether of the kind herein enumerated or otherwise not reasonably within the control of the Party claiming Force Majeure. The Force Majeure will, so far as possible, be remedied with all reasonable dispatch. The settlement of strikes or lockouts or industrial disputes or disturbances will be entirely within the discretion of the Party having the difficulty, and the above requirement that any Force Majeure will be remedied with all reasonable dispatch will not require the settlement of strikes, lockouts, or industrial disputes or disturbances by acceding to the demands of any opposing Party therein when such course is inadvisable in the discretion of the Party having the difficulty. A decision to close a facility due to business or economic conditions will not fall within the meaning of “force majeure.”

8.2       If a Party claims Force Majeure that affects one or more Delivery Point(s), nothing herein will require the Party claiming Force Majeure to make deliveries or to take Gas at an alternative Delivery Point(s), not designated in Exhibit B of the Agreement.

ARTICLE IX

GOVERNMENTAL RULES, REGULATIONS AND AUTHORIZATION

9.1       This Agreement will be subject to all valid applicable state, local and federal laws, orders, directives, rules and regulations of any governmental body, agency or official having jurisdiction over this Agreement and the transportation of Gas hereunder.

9.2       If at any time during the Term of the Agreement, any Governmental Authority having jurisdiction over this Agreement and the transportation of Gas hereunder takes any action as to Transporter or Shipper or any third party transporter whereby the sale, transportation other handling (including compression or treating), delivery, receipt and use of Gas as contemplated hereunder is proscribed or subjected to terms, conditions, regulations, restraints, or price or rate controls, ceilings or limits that in the sole judgment of Transporter or Shipper are unduly or overly burdensome to that Party, such Party may at any time thereafter terminate this Agreement, upon

Exhibit A-10

thirty (30) days written notice without further liability hereunder, except as to obligations (including but not limited to payment obligations) incurred prior to the time of such termination.

9.3       Shipper and Transporter agree to file or have filed in a timely manner all applications, affidavits, statements and notices required for sale, transportation and delivery of the Gas hereunder.

ARTICLE X

ASSIGNMENT

10.1     The Agreement (including this Exhibit A and other Exhibits attached thereto), including, without limitation, any and all renewals, extensions, amendments and/or supplements hereto, will run with the land and will be binding upon and inure to the benefit of the successors and assigns of the Parties, provided that neither Party may assign or otherwise convey all or any portion of its right, title, or interest under this Agreement without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed, and any attempts to assign without such consent will be void ab initio.  Notwithstanding the foregoing, (i) either Party may assign this Agreement to an Affiliate of such Party without the consent of the other Party, and (ii) either Party may pledge this Agreement to secure any credit facility or indebtedness of such Party or its Affiliates without the consent of the other Party.

10.2     Subject to Section 1.4 of the Agreement, if any transfer of the Agreement occurs, (i) the transferee (other than any grantee under any lien, pledge, encumbrance or security interest) shall assume in writing the obligations and liabilities of the transferor under this Agreement, and (ii) no transfer or succession to the interest of Shipper hereunder, wholly or partially, shall affect or bind Transporter until the first of the month following the date Transporter has received a copy of the recorded transfer document or other proof satisfactory to Transporter that the claimant is legally entitled to such interest.

ARTICLE XI

AGENCY DESIGNATION

11.1     Shipper may designate an agent, which may be Transporter, to nominate and schedule transportation service on Shipper’s behalf. Shipper shall notify Transporter in writing of the designated agent, if any.

11.2     Transporter is authorized to rely on nominations and scheduling information provided by Shipper’s agent. By designating an agent, Shipper agrees to indemnify and save Transporter harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising in any way from Shipper’s agent’s actions on behalf of Shipper, Shipper’s agent’s failure to act on behalf of Shipper, or Transporter’s reliance upon the information provided to Transporter by Shipper’s agent; provided, however that such indemnification will not excuse Transporter from liability for actions taken when Transporter is acting as agent.

Exhibit A-11

ARTICLE XII

MISCELLANEOUS

12.1     No waiver by either Transporter or Shipper of any default of the other under this Agreement will operate as a waiver of any future default, whether of like or different character or nature.

12.2     This Agreement may be amended only by a written instrument executed by the Parties hereto and expressly stating that it is an amendment to this Agreement.

12.3     The headings used throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Article, nor to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

Exhibit A-12

EXHIBIT B

TRANSPORTER’S SYSTEM

Transporter’s System:  The 20” gas pipeline depicted in the attached map.

Receipt Point(s):  The tailgate of the Raptor Plant in LaSalle County, Texas.

Delivery Point(s):  The interconnection between Transporter’s System and Texas Pipeline

Webb County Lean System, LLC’s Kudu Plant in Webb County, Texas.

Transportation Fee:

•     For Firm services:  $[***] per MMBtu, as may be escalated annually under Section 3.2 of the Agreement.

•     For Interruptible services:  $[***] per MMBtu, as may be escalated annually under Section 3.2 of the Agreement.

Maximum Pressure (psig):  Actual operating pressure, not to exceed 1,200psig.

Exhibit B-1

Zavala
Frio
Crystal City
Dilley
Carrizo Springs
Raptor
Cotulla
Dimmit
La Salle
Dimmit
Webb
Nueces River
876 ft
791 ft
828 ft
683 ft
943 ft
Webb
UNITED STATES
MEXICO
Laredo
Seco Pipeline

EXHIBIT C

Memorandum of Agreement

[Attached.]

Exhibit C-1

EXHIBIT C

Memorandum of Agreement

MEMORANDUM OF FIRM TRANSPORTATION SERVICE AGREEMENT

THE STATE OF TEXAS	§
§
COUNTIES OF DIMMIT,	§
WEBB AND LA SALLE	§

THIS MEMORANDUM OF FIRM TRANSPORTATION SERVICE AGREEMENT (this “Memorandum”) is made and entered into effective as of [________], 2020 (the “Effective Date”) by and between SN EF Maverick, LLC, a Delaware limited liability company (“Shipper”), and Seco Pipeline, LLC, a Delaware limited liability company (“Transporter”).  Shipper and Transporter may be referred to in this Memorandum individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have executed that certain Firm Transportation Service Agreement dated effective as of the Effective Date (the “Transportation Agreement”); and

WHEREAS, the Parties desire to file this memorandum in the applicable real property records to give notice to all persons of the existence of the Transportation Agreement and certain provisions contained therein.

NOW, THEREFORE, the Parties agree as follows:

1.         The Transportation Agreement is incorporated by reference in its entirety in this Memorandum.  All capitalized terms used but not defined in this Memorandum and defined in the Transportation Agreement shall have the meaning ascribed to them in the Transportation Agreement.  As used in this Memorandum, the following capitalized terms shall have the meanings set forth below:

“Comanche Gathering Agreement” shall that that certain Firm Gas Gathering, Processing and Purchase Agreement, dated effective as of April 1, 2018, by and between Shipper and Carnero G&P LLC, a Delaware limited liability company, as amended by that certain Amendment to certain Firm Gas Gathering, Processing and Purchase Agreement, dated effective as of April 1 2018, and as the same may be further amended from time to time.

“Dedicated Reserves” shall mean the interest of Shipper in all Gas reserves in and under, and all Gas owned or Controlled by Shipper or which Shipper produced or delivered from lands within the area described on Exhibit D of the Comanche Gathering Agreement, whether now owned or hereafter acquired, and any and all additional right, title, interest, or claim of every kind and character of Shipper or its Affiliates in land within the area described on Exhibit D of the Comanche Gathering Agreement, and Gas production therefrom, and all interests in any wells, whether now existing or drilled hereafter, on, or

Exhibit C-2

completed on, lands within the area described on Exhibit D of the Comanche Gathering Agreement.

“Raptor Plant” shall mean that certain Raptor gas processing plant owned by Carnero G&P LLC in LaSalle County, Texas.

2.         Subject to the terms and conditions of the Transportation Agreement, (i) Shipper has committed and dedicated to Transporter for transportation on Transporter’s System all volumes of Residue Gas owned or Controlled by Shipper or its Affiliates (other than SN Catarina, LLC) that are produced from natural gas delivered to Shipper under the Comanche Gathering Agreement at the tailgate of the Raptor Plant (the “Dedicated Gas”), (ii) Shipper has committed to deliver, or cause to be delivered, all Dedicated Gas to Transporter at the Receipt Point(s), and (iii) Shipper has committed and dedicated to Transporter all of Shipper’s and its Affiliates’ (other than SN Catarina, LLC’s) right, title, and interests in and to the Dedicated Reserves, to support Shipper’s performance of its obligations provided in Section 1.1(a) of the Transportation Agreement.

3.         Transporter has agreed to accept, receive and redeliver the Dedicated Gas for fees and on and subject to the terms and conditions provided in the Transportation Agreement.

4.         The dedication and commitment with respect to the Dedicated Gas made by Shipper under the Transportation Agreement, along with the provisions of Section 1.1(a) of the Transportation Agreement, is a covenant running with the land.  The Transportation Agreement, along with all renewals, extensions, amendments, and supplements, and all rights, title and interests contained therein, shall be binding upon and inure to the benefit of the Parties, and their successors and permitted assigns.  Any assignment, sale, transfer or conveyance by Shipper or its Affiliates (other than SN Catarina, LLC) of any interests in the Dedicated Reserves shall be subject to the dedication under the Transportation Agreement and Shipper shall require that the assignee of any such interests agree in writing to expressly ratify the Transportation Agreement and assume and discharge the duties and obligations of Shipper under the Transportation Agreement with respect to such interests acquired from and assigned by Shipper or its Affiliates (other than SN Catarina, LLC); and such assigned interests shall be Dedicated Reserves. Any Person which shall succeed by purchase, merger or consolidation with Shipper or Transporter and their respective successors in interest shall be subject to the obligations of its predecessor under the Transportation Agreement.

5.         Should any person or firm desire additional information, said person or firm should contact:

Shipper:	Transporter:
SN EF Maverick, LLC	Seco Pipeline, LLC
Attn: General Counsel	c/o Sanchez Midstream Partners LP
Pennzoil Place	1360 Post Oak Blvd, Suite 2400
700 Milam St., Suite 600	Houston, TX 77056
Houston, Texas 77002	Attn: Chief Financial Officer
Phone: (713) 756-2700	Email: cward@sanchezmidstream.com

Exhibit C-3

and, subject to an appropriate confidentiality agreement, any person may receive a copy of the Transportation Agreement upon written request to such person at such address.

6.         The Transportation Agreement became effective on the Effective Date and will remain in full force and effect until March 31, 2033 (the “Primary Term”), unless terminated earlier in accordance with such agreement.  Upon the expiration of the Primary Term, the Transportation Agreement shall renew automatically for additional terms of one (1) year each thereafter (each, a “Renewal Term”) on the existing terms (including the then-existing rates), unless terminated by either Party by written notice to the other Party no later than the date which is ninety (90) Days prior to the expiration of the Primary Term or any Renewal Term, as applicable.  Upon termination of the Transportation Agreement, Shipper and Transporter shall file of record a release and termination of the Transportation Agreement and this Memorandum as to the commitment and dedication described herein.

7.         This Memorandum is executed and recorded solely for the purpose of giving notice and shall not amend or modify the Transportation Agreement in any way.  This Memorandum shall be binding upon and shall inure to the benefit of the Parties, and to their respective heirs, devises, legal representatives, successors and permitted assigns.

[Signature and acknowledgment pages follow.]

Exhibit C-4

IN WITNESS WHEREOF, the Parties have executed this Memorandum to be effective as of Effective Date.

SHIPPER:

SN EF Maverick, LLC

By:
Name:
Title:

STATE OF TEXAS
COUNTY OF HARRIS, TO-WIT:

I, the undersigned, a notary public of the said county, do hereby certify that on this [___] day of [__________], 2020, before me personally appeared [_________], who acknowledged himself to be the [______________], of SN EF Maverick, LLC, and that he as such officer, being so authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the company by himself as said officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My commission expires:
(Notarial Seal)

Exhibit C-5

TRANSPORTER:

SECO PIPELINE, LLC

By:
Name:
Title:

STATE OF TEXAS
COUNTY OF HARRIS, TO-WIT:

I, the undersigned, a notary public of the said county, do hereby certify that on this [__] day of [__________], 2020, before me personally appeared [__________], who acknowledged himself to be the [___________] of Seco Pipeline, LLC, and that he as such officer, being so authorized to do so, executed the foregoing instrument for the purposes therein contained, by signing the name of the company by himself as said officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My commission expires:
(Notarial Seal)

Exhibit C-6